SHARE PURCHASE AGREEMENT

                                     Between

Svein Hestevik,  Hafslund Invest AS, Statens Naerings og  Ditriktsutviklingsfond
(SND), A. Wilhelmsen AS, Silent Clean Power i Lund AB, Vesta Forsikring AS, Vesta Liv AS, Atlantis Vest AS, Kjetil S0rensen, H0egh Invest AS, B. Friele & S0nner, Placentia AS, Erling Thuland, Marina AS, Johan Fredrik Kroepelin, Nirweco AS, Dag Arvid Hansen, Hilde D. Nilssen, Safari Fantoft AS, Margit Eide, Bergen Eiendomspartner AS.

  (the "Shareholders" of SIGMA Elektroteknisk AS registration no. 970 996 842
                              (the"Corporation"))

                                       And

                             Ocean Power Corporation

                                 ("Ocean Power")

Whereas:

A. The Corporation is active in the field of trade, manufacturing, especially the development and manufacturing of the Stirling Energy Converter, and everything connected to this, including subscription for shares or otherwise to make themselves interested in other companies (hereinafter "the Business") and

B. The Corporation, as of the date of this Agreement, has a registered capital stock of 3,663,327 shares of NOK 1 par value common stock, and

C. The Shareholders wish to offer for sale to Ocean Power 3,663,327 shares in the Corporation, which is all of the shares in the Corporation, and

D. Ocean Power desires to purchase all of such shares, on the condition that such purchased shares represent an aggregate equity stake in the Corporation of 100 %, upon the terms and subject to the conditions hereinafter set forth and

E. Ocean Power's present intent is to pursue the listing of its stock on a public exchange;


NOW, THEREFORE, the parties hereto have on this 25th day of July, 2000, made and entered into this agreement (the "Agreement"), in consideration of the mutual covenants and agreements as follows:

1.       TRANSFER OF ALL EXISTING AND OUTSTANDING SHARES

1.1      General

Subject to the terms and conditions hereinafter set forth, the Shareholders and the Corporation shall take all measures needed in order to place Ocean Power in the position as holder of 100% of the share capital and voting stock of the Corporation. The shares shall be acquired by Ocean Power by purchasing existing and outstanding shares of the Corporation. The total price to be paid for the shares to be acquired by Ocean Power shall amount to USD 5,500,000.

1.2.     Sale and purchase of all shares (existing and outstanding)

The Shareholders shall offer a total of 3,663,327 shares which is all of the existing and outstanding shares of the Corporation, to Ocean Power at a total aggregate purchase price of USD 5,500,000 (five million five hundred thousand US dollars), which equals a price of USD 1.501367472 per share. The purchase and sale of such 3,663,327 existing and outstanding shares (the "Acquired Shares") shall take place on July 24, 2000 (the Completion Date) or other such mutually agreeable date, and the Shareholders shall immediately thereafter register such share transfer in the Norwegian Register of Securities and issue a notification to Ocean Power in evidence of its registration of Ocean Power as new owner of the Acquired Shares, cf. the Norwegian Private limited Companies act section 4-4, cf. the Norwegian Public limited Companies Act section 4-7.

The Acquired Shares shall be paid by Ocean Power with Common Stock of Ocean Power at the agreed value of USD 3.20 per share, presumed no fractional shares shall be issued. The Ocean Power shares shall be issued to the Shareholders on the Completion Date and Ocean Power shall immediately thereafter register such share transfer in its shareholders' register (or similar) and issue a notification to the Shareholders in evidence of its registration of the Shareholders as owners of the issued shares.

1.3      Legend for Ocean Power Stock Certificate

Each of the Ocean Power Common Stock issued to the Shareholders on the Completion Date or other such mutually agreeable date, shall bear the following legend:

This common stock has not been registered under the Securities Act of 1933 of the United States of America, has been sold in reliance upon Regulation S (Rule 901 through Rule 905 and preliminary notes, Attachment 1) promulgated under said Act and shall be transferred only, and the issuer is required to refuse to register any transfer of the common stock not made, in accordance with the requirements of said Regulation, pursuant to registration under said Act or pursuant to an exemption from the registration requirements of said Act. This common stock shall not be offered or sold in the United States of America, its territories and possessions, or to a "U.S. Person" as defined in said Regulation, during the "restricted period" of one year from the issue date of the common stock. Hedging transactions involving these securities may not be conducted unless in compliance with said Act.

1.4      The Shareholders

The amount of shares on each shareholder to be sold and the payment addresses are:

1.

Svein Hestevik to sell 654,100 shares at a price of USD 1.501367472 at a total price of USD 982,045, and a total of 306,889 shares in Ocean Power to be issued to Svein Hestevik

1550 H0LEN
NORWAY

2.

Hafslund Invest AS to sell 892,667 shares at a price of USD 1.501367472 at a total price of USD 1,340,221, and a total of 418,819 shares in Ocean Power to be issued to Hafslund Invest AS Postboks 363 Skoyen 0212 OSLO NORWAY

3. SND to sell 639,983 shares at a price of USD 1.501367472 at a total price of USD 960,850, and a total of 300,265 shares in Ocean Power to be issued to Statens Naerings- og Distriktutviklingsfond Postboks 448 Sentrum

0104 OSLO

4.

A. Wilhelmsen AS to sell 200,000 shares at a price of USD 1.501367472 to a total price of USD 300,274, and a total of 93,835 shares in Ocean Power to be issued to
Wilhelmsen AS
Postboks 1583 Vika

0118 OSLO

5.

Silent  Clean  Power  i  Lund  AB to  sell  197,594  shares  at a  price  of USD
1.501367472 at a total price of USD 296,661, and a total of 92,707 shares in Ocean Power to be issued to Silent Clean Power i Lund AB V/Curt Schroder Box 4055 S-220 00 LUND SWEDEN

6.

Vesta Forsikring AS to sell 254,000 shares at a price of USD 1.501367472 at a total price of USD 381,347, and a total of 119,171 shares in Ocean Power to be issued to Vesta Forsikring AS V/Fondsavd.(Internpost 332) Att: Lisbeth Milde 5020 BERGEN NORWAY

7.

Vesta Liv AS to sell 194,000 shares at a price of USD 1.501367472 at a total price of USD 291,265, and a total of 91,020 shares in Ocean Power to be issued to

Vesta Liv AS
C/oVesta Forsikring AS
Fondsavd/Internpost
5020 BERGEN

8.

Atlantis Vest AS to sell 202,000 shares at a price of USD 1.501367472 at a total price of USD 303,276, and a total of 94,774 shares in Ocean Power to be issued to

Atlantis Vest AS
Postboks 985
5808 BERGEN

9.

Kjetil S0rensen to sell 121,500 shares at a price of USD 1.501367472 at a total price of USD 182,416, and a total of 57,005 shares in Ocean Power to be issued to Kjetil S0rensen

Nydalen 5
5231 PARADIS
NORWAY

10.

H0egh Invest AS to sell 40,000 shares at a price of USD 1.501367472 at a total price of USD 60,055, and a total of 18,767shares in Ocean Power to be issued to Hoegh Invest AS Postboks 2416 SOLLI 0201 OSLO NORWAY

11.

B. Friele & S0nner to sell 33,483 shares at a price of USD 1.501367472 at a total of USD 50,270, and a total of 15,709 shares in Ocean Power to be issued to Friele & S0nner
V/B0rge Meidell
Midtunhaugen 6
5224 NESTTUN
NORWAY

12.

Placentia AS to sell 71,000 shares at a price of USD 1.501367472 at a total of USD 106,597, and a total of 33,312 shares in Ocean Power to be issued to Placentia AS V/Stein Bendixen August Cappelens gt 0360 OSLO NORWAY

13.

Erling Thueland to sell 41,000 shares at a price of USD 1.501367472 at a total of USD 61,556, and a total of 19,236 shares in Ocean Power to be issued to Erling Thueland

Brattlien 24
5019 BERGEN
NORWAY

14.

Marina AS to sell 10,000 shares at a price of USD 1.501367472 at a total of USD 15,013, and a total of 4,692 shares in Ocean Power to be issued to Marina AS V/Per Johannesen Farvikvn 9 5124 ULSET NORWAY

15.

Johan Fredrik Kroepelin to sell 13,000 shares at a price of USD 1.501367472 at a total of USD 19,518, and a total of 6,099 shares in Ocean Power to be issued to Johan Fredrik Kroepelin

Ekornveien 16
5236 RADAL
NORWAY

16.

Nirweco AS to sell 24,000 shares at a price of USD 1.501367472 at a total of USD36,033, and a total of 11,260 shares in Ocean Power to be issued to Nirweco AS Kipeasen 17 5114 TERTNES NORWAY

17.

Dag Arvid Hansen to sell 17,000 shares at a price of USD 1.501367472 at a total of USD 25,523, and a total of 7,976 shares in Ocean Power to be issued to Dag Arvid Hansen

Nansens v 34
5063 BERGEN
NORWAY

18.

Hilde D. Nilssen to sell 16,000 shares at a price of USD 1.501367472 at a total of USD 24,022, and a total of 7,507shares in Ocean Power to be issued to Hilde Nilssen Kirsten Flagstads vei 34b

5146 FYLLINGSDALEN
NORWAY

19.

Safari Fantoft AS to sell 10,000 shares at a price of USD 1.501367472 at a total of USD 15,013, and a total of 4,692 shares in Ocean Power to be issued to Safari Fantoft AS V/Endre Olav Pedersen Fantoftvn. 16 5072 BERGEN NORWAY

20.

Margit Eide to sell 7,000 shares at a price of USD 1.501367472 at a total of USD 10,510, and a total of 3,284 shares in Ocean Power to be issued to Margit Eide

S0re van derWeldesv 25
5232 PARADIS
NORWAY

21.

Bergen Eiendomspartner AS to sell 25,000 shares at a price of USD 1.501367472 at a total of USD 37,534, and a total of 11,729 shares in Ocean Power to be issued to

Bergen Eiendomspartner AS
V/WN- Gruppen

Kalfarveien 76
5018 BERGEN
NORWAY

All Shareholders undertake to waive any existing pre-emption rights or first rights of refusal on outstanding shares, granted and applicable pursuant to the Corporation's by-laws (articles of association) or otherwise, in order to fulfil the transactions set out above.

2.       TRANSFER OF WORKING CAPITAL

Ocean Power will transfer initial working capital of USD 500.000 to the Corporation within thirty days following the closing of the Agreement i.e. the Completion Date. Additional working capital and timing of this will be related to mutually agreeable milestones, and schedule. These milestones will be taken from SIGMA's existing business plan represented in the document "Information Memorandum", with a compressed schedule of 18 months.

3.       CONDITIONS PRECEDENT

The completion of this agreement by Ocean Power is subject to and conditional upon the waiver by Ocean Power or satisfaction of:

(i) insofar as the transfer of the shares requires the approval of third persons, such approval having been granted;

(ii) Mr Svein Hestevik has agreed to stay with the Business for a period of three (3) years.

(iii) that all employees in the Corporation has agreed to the implementation of competition clauses in their employment agreements and that such implementation has been duly executed and documented within the Completion Date;

(iv) that all emissions prior to the closing of the Agreement equal to a share capital in the Corporation at a total amount of NOK 3,663,327, are accordingly registered in the Norwegian Register of Business Enterprises and that this is duly documented within the Completion Date;

(v) that all members of the Board of Directors are accordingly registered in the Norwegian Register of Business Enterprises and that this is duly documented within the Completion Date;

(vi) that the Board of Directors has not issued share options to the employees in the Corporation prior to the unrestricted possession of the Acquired shares by Ocean Power in consistence with this Agreement, and in any event not without the prior consent of Ocean Power;

(vii) that all natural persons, firms and corporations (except the Norwegian Company Statoil) who possesses share options in the Corporation , have waived these options in a written statement within the Completion Date;

(viii) that Mr Trond 0verland, Chairman of the Board of Directors, in a written statement presented within the Completion Date, withdraws as member of the Board of Directors at the first General Assembly after the completed transaction of the shares

4.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders mentioned in section 1.4 number 1 to 8, hereby warrants and represents:

4.1      Organisation and Standing

         The Corporation is a corporation duly organised, validly existing and in good standing under Norwegian law and has the corporate power and authority to carry on its business as it is now being conducted.

         The execution, delivery and performance of this Agreement by the Corporation has been duly authorized by all necessary corporate action of the Corporation, including but not limited to all requisite shareholder's approvals.

         The Shareholders warrants that the amount of 3,663,327 shares is the total amount of existing and outstanding shares in the Corporation.

4.2      Restrictions on stock

         The Shareholders are not a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock

         There are no existing warrants, options, agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Corporation's Stock, nor any securities convertible into such Stock (except the right the Norwegian Company Statoil has to convert a grant to shares in the Corpoartion). The shareholders especially warrants that the proxy to issue share options to employees in the Corporation has not been utilized and that it will not be utilized prior to the election of a new Board of Directors by Ocean Power after the Completion Date.

4.3      Bankruptcy

         Neither bankruptcy nor judicial composition procedures according to Norwegian or any other laws have been applied for or have been opened with regard to the Corporation, the Business, the Purchased Assets or any other of the Corporation's properties. The Corporation is not in a winding-up arrangement or in a situation which could lead to its liquidation and no resolution has been passed by its shareholder to wind-up the Corporation.

 4.4     No Conflicts

         The execution, delivery and performance by the Shareholders of this Agreement and the consummation of the transactions contemplate herein does not (a) conflict with or result in a breach of any of the terms, provisions or conditions of any contract, corporate document, note, lease, agreement, judgement, declaration, order, decree, license or other instrument or obligation to which to the best of the knowledge of the Shareholders the Shareholders or the Corporation is a party or is bound or (b) violates the laws of Norway.

4.5      Approvals and Consents

         The according to the Norwegian limited Company Act section 4-15 necessary approval from the Board of Directors to the transfer of all the shares, is given.

         No approval, consent or authorization of any natural person, firm, corporation, court or governmental authority which has not heretofore been obtained is to the best of the knowledge of the Shareholders necessary for the execution or delivery of this Agreement or for the performance by the Shareholders of any of the terms or conditions hereof.

4.6      Litigation

         There is to the best of the knowledge of the Shareholders no claim, action proceeding or investigation pending or threatened against the Corporation before any court or governmental agency (or any basis therefore known to the Shareholders), that might result, either individually or in the aggregate, in any material effect for the Business or in any material liability on the part of Ocean Power. Any claim which might result in a material adverse effect for the Business, may after prior written consent by the Corporation be settled by Ocean Power on the costs of the Shareholders.

4.7      Financial Information

         The Corporation has delivered to Ocean Power a financial due diligence report by Ernst & Young for the years 1997 , 1998 and an audited annual account for 1999 (hereinafter: the "Annual Accounts" ) The Annual Accounts have been prepared on the basis of generally accepted accounting principles under Norwegian law applied on a consistent basis. These accounts are correct in all material respects and accurately set out and describe the capitalization, financial condition, operating results, income and sources and financial obligations of the Business as of the dates and for the periods indicated therein and have been prepared in accordance with the laws of Norway.

4.8      Accounts

         The Corporation keeps its accounts regularly and in conformity with Norwegian law. All financial and operational books and other materials related to the operation of the Corporation since its inception are located at the business premises of the Corporation.

4.9      Liabilities and other Obligations

         The Corporation has no liabilities absolute, accrued, contingent or otherwise (individually or in the aggregate) which according to the general accepted accounting principles under Norwegian law would need to be listed in the Annual Accounts other than such listed in the Annual Accounts.

4.10     Proprietary Rights

         The Corporation owns and has good marketable title to, or has in effect licenses to all Intellectual Property. The Corporation has not granted to third parties (including any of its affiliated parties) the right to use proprietary or intellectual property rights used or necessary in the conduct of the Business. The Corporation is not infringing upon or otherwise acting adversely to the right claimed of any person under or with respect to any of the foregoing and there is no basis for any claim by any third party that the Corporation is so infringing or acting. No employee or contractor to the Corporation is infringing upon or otherwise acting adversely to the right or claimed right of any persons under or with respect to any of the foregoing.

4.11     Taxation

         All taxation payable with respect to, or resulting from the operation or ownership of the Business, including but not limited to income taxes of any kind, taxes withheld from employee's wages, social security taxes, value added taxes, land, building and other similar taxes (including any interest, penalty or fine in connection therewith) which is due, payable or allocable to the period ending as of the Completion Date, and all prior periods, shall have been or will be paid by the Corporation and the Shareholders shall be responsible for the timely filing of all returns, reports or other documents required by any tax authority claiming jurisdiction with respect to any such taxation.

4.12     Employees

         All employees and contractors of the Corporation have been compensated for services performed for the Corporation. The Corporation does not maintain or contribute except as required by Norwegian law to any employee benefit plan including but not limited to medical disability, unemployment and retirement benefits, nor is the Corporation obligated to contribute to, accrue or pay benefits under any benefit plans or any other deferred compensation or retirement funding arrangement except as required by Norwegian law.

4.13     Environmental Damage

         The Corporation is in full compliance with all laws and regulations pertaining to the environment; the properties owned or occupied by the Corporation are to the best of the knowledge of the Shareholders not affected by any order or notice of proceedings involving any governmental or local authority regarding the contamination of those properties and there are nowhere on the properties any deposits, dumps or tanks of toxic or other poisonous, dangerous or noxious wastes, fluids, solvents, chemicals or fuels or any other environmental pollution of whatever nature.

4.14     Disclosures

         Neither this Agreement, nor any agreement, documents, or other information referred to in this Agreement or furnished to Ocean Power or its legal or financial advisors pursuant to this Agreement contains any untrue statement of a material fact necessary to make the statements contained therein not misleading. There are no facts or circumstances known to the Shareholders which could reasonably result in any material adverse change in the condition, financial or otherwise, business or prospects of the Corporation or materially adversely affect any of the assets of the Corporation.

4.15     Character of representations, warranties

         The Shareholders hereby confirms that Ocean Power is relying on the accuracy of each of the representations and warranties specified in this Agreement. Each of the representations and warranties hereunder shall be separate and independent.

5.       REPRESENTATION AND WARRANTIES BY OCEAN POWER

The execution, delivery and performance of this Agreement by Ocean Power has been duly authorised by all necessary corporate action of Ocean Power.

6.       REMEDIES

If and to the extent that any representation or warranty of the Shareholders is untrue, they shall put Ocean Power in a position as if such representation or warranty were true, by, at Ocean Power's option, either making the representation, warranty or guarantee true or by paying damages in cash. The Shareholders responsibility to pay damages, may at the Shareholders option be fulfilled by returning the Ocean Power shares issued to the Shareholders on the Completion Date or other such mutually agreeable date at a value of USD 3.20 per share.

The Shareholders shall hold Ocean Power harmless from and against any and all claims, damages, penalties, costs or other charges (including reasonable attorney's fees and expenses) which Ocean Power may sustain and which (i) arise out or exist in connection with any breach by the Shareholders of the representations, warranties or other obligations of the Shareholders set forth in or arising out of this Agreement and (ii) are caused by any acts or omissions of the Shareholders. Claims of Ocean Power resulting from the breach of representations and warranties shall be time barred 12 months after the Completion Date.

The maximum amount that Ocean Power may recover from the Shareholders under this agreement shall be limited to USD 5,500,000.

No claim under Section 4 may be made on facts or circumstances which Ocean Power or its advisors knew as a result of access to documents, information relevant to the Business or otherwise available to Ocean Power or its advisers prior to the Completion Date. A table of content regarding documents received by Ocean Power from the Corporation during the due diligence process is enclosed as Attachment 2.

7.       COSTS AND EXPENSES

Except as expressly otherwise provided herein each of the Parties shall bear their own costs and expenses incurred in connection with this agreement and the transactions contemplated herein, whether or not such transactions shall be consummated, including without limitation, all fees of its counsel, accountants and other consultants.

8.       ENTIRE AGREEMENT

This agreement constitutes the entire understanding of the Parties and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Parties.

This Agreement may only be amended by an instrument duly executed by the Parties, No charge, termination or modification of any of the provisions of this Agreement shall be binding on the Parties unless made in writing.

9.       GOVERNING LAW AND VENUE

This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with Norwegian law. The venue for any dispute arising hereunder shall be Oslo City Court.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

/s/ Joseph P. Maceda, President               /s/
-------------------------------               --------------------------------
    for Ocean Power Corporation                  for Bergen Eiendomspartner AS




/s/ Svein Hestevik                            /s/
-------------------------------               --------------------------------
    Svein Hestevik                               for Hafslund Invest AS




/s/                                           /s/
-------------------------------               --------------------------------
    for SND                                      for A. Wilhelmsen AS



/s/                                           /s/
-------------------------------               --------------------------------
    for Silent Clean Power i Lund AB             for Vesta Forsikring AS




/s/                                           /s/
-------------------------------               --------------------------------
    for Vesta Liv AS                             for Atlantis Vest AS




/s/ Kjetil Sorensen                           /s/
-------------------------------               --------------------------------
    Kjetil Sorensen                              for Hoegh Invest AS




/s/                                           /s/
-------------------------------               --------------------------------
    for B. Friele & S0nner                       for Placentia AS




/s/ Erling Thueland                           /s/
-------------------------------               --------------------------------
    Erling Thueland                              for Marina AS

/s/ Johan Fredrik Kroepelin                   /s/
-------------------------------               --------------------------------
    Johan Fredrik Kroepelin                      for Nirweco AS




/s/ Dag Arvid Hansen                          /s/Hilde D. Nilssen
-------------------------------               --------------------------------
    Dag Arvid Hansen                             Hilde D. Nilssen




/s/                                           /s/Margit Eide
-------------------------------               --------------------------------
    for Safari Fantoft AS                        Margit Eide